Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Steve Jones	Mary M. Gentry
Senior EVP, Chief Financial Officer	SVP, Finance and Treasurer
ScanSource, Inc.	ScanSource, Inc.
(864) 286-4302	(864) 286-4892

SCANSOURCE REPORTS THIRD QUARTER RESULTS
Announces New $200M Share Repurchase Authorization

GREENVILLE, SC -- May 8, 2025 -- ScanSource, Inc. (NASDAQ: SCSC), a leading hybrid distributor connecting devices to the cloud, today announced financial results for the third quarter ended March 31, 2025.

	Third Quarter Summary
	Q3 FY25	Q3 FY24	Change
	(in thousands, except percentages and per share data)
Select reported measures:
Net sales	$704,847	$752,599	-6.3%
Gross profit	$100,202	$94,481	6.1%
Gross profit margin %	14.2%	12.6%	166bp
Operating income	$22,339	$17,542	27.3%
GAAP net income	$17,431	$12,806	36.1%
GAAP diluted EPS	$0.74	$0.50	48.0%
Select Non-GAAP measures*:
Adjusted EBITDA	$35,053	$33,095	5.9%
Adjusted EBITDA margin %	4.97%	4.40%	57bp
Non-GAAP net income	$20,298	$17,461	16.2%
Non-GAAP diluted EPS	$0.86	$0.69	24.6%
Note: Margin % reflects measure as a percentage of sales.
* Represents non-GAAP financial measures. For more information and a reconciliation to the most directly comparable GAAP financial measure, see "Non-GAAP Financial Information" below as well as the accompanying Supplementary Information.

“Our business performed well this quarter with both segments achieving year-over-year gross profit growth and higher EBITDA margins,” said Mike Baur, Chair and CEO of ScanSource, Inc. “For our third quarter, we delivered strong free cash flow and EPS growth including the benefit from our acquisitions. Hardware demand improved late in the quarter, along with a return of large deals.”

Quarterly Results

Net sales for the third quarter of fiscal year 2025 totaled $704.8 million, down 6.3% year-over-year, or down 6.4% for non-GAAP net sales. Net sales for products and services decreased 8.2% year-over-year, while recurring revenue increased 41.0% year-over-year including acquisitions. For Specialty Technology Solutions, third quarter net sales of $678.4 million decreased 7.0% year-over-year primarily due to lower net sales in Brazil. In North America, most of the technologies in this segment had year-over-year net sales growth. Intelisys & Advisory net sales for the third quarter increased 16.0% year-over-year to $26.4 million reflecting the addition of an acquisition and Intelisys net sales growth.

Gross profit for the third quarter of fiscal year 2025 increased 6.1% year-over-year to $100.2 million with a gross profit margin of 14.2% versus 12.6% in the prior-year quarter. The higher gross profit margin reflects a higher contribution of recurring revenue in our overall revenue mix, which is recorded on a net basis and therefore contributes to a higher gross profit margin, and higher vendor program recognition. For the third quarter of fiscal year 2025, the percentage of gross profit from recurring revenue increased to 36.0% from 29.3% for the prior-year period.

For the third quarter of fiscal year 2025, operating income was $22.3 million compared to $17.5 million in the prior-year quarter. Third quarter fiscal year 2025 non-GAAP operating income increased to $26.6 million from $25.3 million in the prior-year quarter.

On a GAAP basis, net income for the third quarter of fiscal year 2025 totaled $17.4 million, or $0.74 per diluted share, compared to net income of $12.8 million, or $0.50 per diluted share, for the prior-year quarter. Third quarter fiscal year 2025 non-GAAP net income totaled $20.3 million, or $0.86 per diluted share, compared to $17.5 million, or $0.69 per diluted share, for the prior-year quarter. On a non-GAAP basis, adjusted EBITDA for the third quarter of fiscal year 2025 increased 5.9% to $35.1 million, or 4.97% of net sales, compared to $33.1 million, or 4.40% of net sales, for the prior-year quarter.

Balance Sheet and Cash Flow

As of March 31, 2025, ScanSource had cash and cash equivalents of $146.3 million and total debt of $138.0 million.

For the first nine months of fiscal year 2025, ScanSource generated $104.7 million of operating cash flow and $98.9 million of free cash flow (non-GAAP). ScanSource also had share repurchases of $81.3 million for the first nine months of fiscal year 2025.

Annual Financial Outlook for Fiscal Year 2025

ScanSource updates its expectations for net sales and adjusted EBITDA for the full fiscal year ended June 30, 2025 and replaces previously provided guidance.

	FY25 Annual Outlook	Prior FY25 Annual Outlook
Net sales	Approximately $3 billion	$3.1 billion to $3.5 billion
Adjusted EBITDA (non-GAAP)	$140 million to $145 million	$140 million to $160 million
Free cash flow (non-GAAP)	At least $70 million	At least $70 million

Adjusted EBITDA is a non-GAAP measure, which excludes estimates for amortization of intangible assets, depreciation expense, and non-cash shared-based compensation expense. Free cash flow is a non-GAAP measure, which excludes the effect of estimated capital expenditures from estimated operating cash flow. These measures are forward-looking, and actual results may differ materially.

ScanSource believes that a quantitative reconciliation of such forward-looking information to the most directly comparable GAAP financial measures cannot be made without unreasonable efforts, because a reconciliation of these non-GAAP financial measures would require an estimate of future non-operating items such as acquisitions and divestitures, restructuring costs, impairment charges and other unusual or non-recurring items. Neither the timing nor likelihood of these events, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of such forward-looking information to the most directly comparable GAAP financial measures is not provided.

Share Repurchase Authorization

ScanSource announces a new $200 million authorization by its Board of Directors to purchase shares of its common stock. This supplements the existing authorization of which approximately $42 million remained outstanding as of March 31, 2025. Repurchases may be made at management's discretion through open market or privately negotiated transactions, including pursuant to one or more Rule 10b5-1 trading plans. This share repurchase authorization does not obligate ScanSource to purchase any particular amount of common stock, does not include a time limit on purchases, and may be suspended at any time.

Webcast Details and Earnings Infographic
At approximately 8:45 a.m. ET today, an Earnings Infographic, as a supplement to this press release and the earnings conference call, will be available on ScanSource's website, www.scansource.com (Investor Relations section). ScanSource will present additional information about its financial results and business in a conference call today, May 8, 2025, at 10:30 a.m. ET. A webcast of the call will be available for all interested parties and can be accessed at www.scansource.com (Investor Relations section). The webcast will be available for replay for 60 days.

Safe Harbor Statement

This press release contains “forward-looking” statements, including ScanSource's FY25 annual outlook, which involve risks and uncertainties, many of which are beyond ScanSource's control. No undue reliance should be placed on such statements, as any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the following factors, which are neither presented in order of importance nor weighted: macroeconomic conditions, including potential prolonged economic weakness, inflation, tariffs and changes in trade policy, the failure to manage and implement ScanSource's growth strategy, the ability for ScanSource to realize the synergies or other benefits from acquisitions, credit risks involving ScanSource's larger customers and suppliers, changes in interest and exchange rates and regulatory regimes impacting ScanSource's international operations, risk to the business from a cyberattack, a failure of IT systems, failure to hire and retain quality employees, loss of ScanSource's major customers, relationships with key suppliers and customers or a termination or a modification of the terms under which it operates with these key suppliers and customers, changes in ScanSource's operating strategy, and other factors set forth in the "Risk Factors" contained in ScanSource's annual report on Form 10-K for the year ended June 30, 2024. Except as may be required by law, ScanSource expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or otherwise.

Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with United States Generally Accepted Accounting Principles ("GAAP"), ScanSource also discloses certain non-GAAP financial measures, which are summarized below. Non-GAAP financial measures are used to understand and evaluate performance, including comparisons from period to period. Non-GAAP results exclude items such as amortization of intangible assets related to acquisitions, acquisition and divestiture costs, gain/loss on sale of business, and restructuring costs and include other non-GAAP adjustments.

Net sales on a constant currency basis excluding acquisitions and divestitures to calculate organic growth ("non-GAAP net sales"): ScanSource discloses the percentage change in net sales excluding the translation impact from changes in foreign currency exchange rates between reporting periods and excluding the net sales from acquisitions and divestitures prior to the first full year from the transaction date. This measure enhances the comparability between periods to help analyze underlying trends on an organic basis.

Adjusted earnings before interest expense, income taxes, depreciation, and amortization (“Adjusted EBITDA”): Adjusted EBITDA starts with net income and adds back interest expense, income tax expense, depreciation expense, amortization of intangible assets, changes in fair value of contingent considerations, and other non-GAAP adjustments, including acquisition and divestiture costs, restructuring costs, cyberattack restoration costs, tax recovery, and non-cash share-based compensation expense. Since Adjusted EBITDA excludes some non-cash costs of investing in ScanSource’s business and people, management believes that Adjusted EBITDA shows the profitability from the business operations more clearly. The Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net sales.

Adjusted return on invested capital ("Adjusted ROIC"): Adjusted ROIC assists management in comparing ScanSource's performance over various reporting periods on a consistent basis because it removes from operating results the impact of items that do not reflect core operating performance. Management believes the calculation of Adjusted ROIC provides useful information to investors and is an additional relevant comparison of its performance. Adjusted ROIC is calculated as Adjusted EBITDA over invested capital. Invested capital is defined as average equity plus average daily funded interest-bearing debt for the period. Management believes the calculation of Adjusted ROIC provides useful information to investors and is an additional relevant comparison of ScanSource's performance during the year.

Free cash flow: ScanSource presents free cash flow as it is a measure used by management to measure our business. ScanSource believes this measure provides more information regarding liquidity and capital resources. Free cash flow is defined as cash flows from operating activities less capital expenditures.

Net debt: Net debt includes total balance sheet debt less cash and cash equivalents. ScanSource believes this measure is useful in assessing its borrowing capacity.

Additional Non-GAAP Metrics: To evaluate current period performance on a more consistent basis with prior periods, ScanSource discloses non-GAAP SG&A expenses, non-GAAP operating income, non-GAAP pre-tax income, non-GAAP net income, and non-GAAP diluted earnings per share (non-GAAP diluted EPS). These non-GAAP results exclude amortization of intangible assets related to acquisitions, acquisition and divestiture costs, restructuring costs, and other non-GAAP adjustments. These metrics include the translation impact of changes in foreign currency exchange rates. Non-GAAP metrics are useful in assessing and understanding ScanSource's performance especially when comparing results with previous periods or forecasting performance for future periods.

These non-GAAP financial measures have limitations as analytical tools, and the non-GAAP financial measures that ScanSource reports may not be comparable to similarly titled amounts reported by other companies. Analysis of results and outlook on a non-GAAP basis should be considered in addition to, and not in substitution for or as superior to, measurements of financial performance prepared in accordance with GAAP. A reconciliation of ScanSource's non-GAAP financial information to GAAP is set forth in the Supplementary Information (Unaudited) below.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is a leading hybrid distributor connecting devices to the cloud and accelerating growth for channel partners across hardware, software as a service (SaaS), connectivity and cloud. ScanSource enables channel partners to deliver solutions for their end customers to address changing buying and consumption patterns. ScanSource uses multiple sales models to offer hybrid distribution solutions from leading suppliers of specialty technologies, connectivity and cloud. Founded in 1992 and headquartered in Greenville, South Carolina, ScanSource was named one of the 2024 Best Places to Work in South Carolina and on FORTUNE magazine’s 2025 List of World’s Most Admired Companies. ScanSource ranks #776 on the Fortune 1000. For more information, visit www.scansource.com.

SCANSOURCE REPORTS THIRD QUARTER RESULTS

ScanSource, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)
	March 31, 2025	June 30, 2024*
Assets
Current assets:
Cash and cash equivalents	$146,287	$185,460
Accounts receivable, less allowance of $27,032 at March 31, 2025 and $20,684 at June 30, 2024	562,820	581,523
Inventories	476,206	512,634
Prepaid expenses and other current assets	124,955	125,082
Total current assets	1,310,268	1,404,699
Property and equipment, net	29,997	33,501
Goodwill	228,835	206,301
Identifiable intangible assets, net	67,815	37,634
Deferred income taxes	17,947	19,902
Other non-current assets	70,346	76,995
Total assets	$1,725,208	$1,779,032
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$540,765	$587,984
Accrued expenses and other current liabilities	68,263	65,616
Current portion of contingent consideration	1,737	—
Income taxes payable	13,224	7,895
Current portion of long-term debt	7,861	7,857
Total current liabilities	631,850	669,352
Long-term debt, net of current portion	130,163	136,149
Borrowings under revolving credit facility	—	50
Long-term portion of contingent consideration	17,510	—
Other long-term liabilities	43,939	49,226
Total liabilities	823,462	854,777
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 3,000,000 shares authorized, none issued	—	—
Common stock, no par value; 45,000,000 shares authorized, 22,894,413 and 24,243,848 shares issued and outstanding at March 31, 2025 and June 30, 2024, respectively	—	26,370
Retained earnings	1,023,399	1,013,738
Accumulated other comprehensive loss	(121,653)	(115,853)
Total shareholders’ equity	901,746	924,255
Total liabilities and shareholders’ equity	$1,725,208	$1,779,032

*Derived from audited financial statements.

SCANSOURCE REPORTS THIRD QUARTER RESULTS

ScanSource, Inc. and Subsidiaries
Condensed Consolidated Income Statements (Unaudited)
(in thousands, except per share data)

	Quarter ended March 31,		Nine months ended March 31,
	2025	2024	2025	2024
Net sales	$704,847	$752,599	$2,227,924	$2,513,696
Cost of goods sold	604,645	658,118	1,924,380	2,211,958
Gross profit	100,202	94,481	303,544	301,738
Selling, general and administrative expenses	69,698	66,574	215,324	208,930
Depreciation expense	2,320	2,690	8,079	8,449
Intangible amortization expense	4,941	3,752	14,300	11,982
Restructuring and other charges	—	3,923	5,381	3,923
Change in fair value of contingent consideration	904	—	2,047	—
Operating income	22,339	17,542	58,413	68,454
Interest expense	1,836	2,001	5,914	10,947
Interest income	(2,841)	(2,652)	(8,193)	(6,096)
Gain on sale of business	—	—	—	(14,533)
Other (income) expense, net	(882)	241	(6,206)	991
Income before income taxes	24,226	17,952	66,898	77,145
Provision for income taxes	6,795	5,146	15,440	16,181
Net income	$17,431	$12,806	$51,458	$60,964

Per share data:
Net income per common share, basic	$0.75	$0.51	$2.17	$2.44
Weighted-average shares outstanding, basic	23,275	25,025	23,746	24,982

Net income per common share, diluted	$0.74	$0.50	$2.13	$2.41
Weighted-average shares outstanding, diluted	23,604	25,437	24,165	25,291

SCANSOURCE REPORTS THIRD QUARTER RESULTS

ScanSource, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)
	Nine months ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$51,458	$60,964
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on sale of business	—	(14,533)
Depreciation and amortization	23,095	21,217
Amortization of debt issue costs	289	289
Provision for doubtful accounts	7,699	5,863
Share-based compensation	8,388	7,729
Deferred income taxes	1,938	(1,565)
Change in fair value of contingent consideration	2,047	—
Finance lease interest	69	70
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	13,441	143,774
Inventories	34,576	226,878
Prepaid expenses and other assets	8,013	(28,163)
Other non-current assets	4,344	6,022
Accounts payable	(50,359)	(117,860)
Accrued expenses and other liabilities	(5,632)	11,338
Income taxes payable	5,338	(5,115)
Net cash provided by operating activities	104,704	316,908
Cash flows from investing activities:
Capital expenditures	(5,769)	(7,285)
Cash paid for business acquisitions, net of cash acquired	(56,673)	—
Proceeds from sale of business, net of cash transferred	2,569	17,978
Net cash (used in) provided by investing activities	(59,873)	10,693
Cash flows from financing activities:
Borrowings on revolving credit	38,336	1,242,915
Repayments on revolving credit	(38,386)	(1,421,895)
Repayments on long-term debt, net	(5,982)	(5,040)
Borrowings (repayments) on finance lease obligation	(818)	(585)
Exercise of stock options	9,504	4,626
Taxes paid on settlement of equity awards	(4,819)	(2,794)
Common stock repurchased	(81,259)	(21,168)
Net cash used in financing activities	(83,424)	(203,941)
Effect of exchange rate changes on cash and cash equivalents	(580)	(788)
(Decrease) increase in cash and cash equivalents	(39,173)	122,872
Cash and cash equivalents at beginning of period	185,460	36,178
Cash and cash equivalents at period end	$146,287	$159,050

SCANSOURCE REPORTS THIRD QUARTER RESULTS

ScanSource, Inc. and Subsidiaries
Supplementary Information (Unaudited)
(in thousands, except percentages)

Non-GAAP Financial Information:
	Quarter ended March 31,
	2025	2024
Reconciliation of Net Income to Adjusted EBITDA:
Net income (GAAP)	$17,431	$12,806
Plus: Interest expense	1,836	2,001
Plus: Income taxes	6,795	5,146
Plus: Depreciation and amortization	7,492	6,742
EBITDA (non-GAAP)	33,554	26,695
Plus: Change in fair value of contingent consideration	904	—
Plus: Share-based compensation	2,896	2,388
Plus: Acquisition and divestiture costs	204	511
Plus: Cyberattack restoration costs	71	93
Plus: Restructuring costs	—	3,923
Plus: Tax recovery	(1,820)	(515)
Plus: Insurance recovery, net of payments	(756)	—
Adjusted EBITDA (numerator for Adjusted ROIC) (non-GAAP)	$35,053	$33,095

Invested Capital Calculations:
Equity – beginning of the period	$900,662	$953,601
Equity – end of the period	901,746	944,051
Plus: Change in fair value of contingent consideration, net	681	—
Plus: Share-based compensation, net	2,176	1,784
Plus: Acquisition and divestiture costs	204	511
Plus: Cyberattack restoration costs, net	54	69
Plus: Restructuring costs, net	—	2,935
Plus: Insurance recovery, net	(570)	—
Plus: Tax recovery, net	(1,201)	(1,648)
Average equity	901,876	950,652
Average funded debt (a)	140,207	153,131
Invested capital (denominator for Adjusted ROIC) (non-GAAP)	$1,042,083	$1,103,783

Adjusted return on invested capital ratio (Adjusted ROIC), annualized(b)	13.6%	12.1%

(a) Average funded debt is calculated as the average daily amounts outstanding on short-term and long-term interest-bearing debt.
(b) The annualized adjusted EBITDA amount is divided by days in the quarter times 365 days per year, or 366 days for leap year. There were 90 days in the current quarter and 91 days in the prior-year quarter.

SCANSOURCE REPORTS THIRD QUARTER RESULTS

ScanSource, Inc. and Subsidiaries
Supplementary Information (Unaudited)

Net Sales by Segment:
	Quarter ended March 31,
	2025	2024	% Change
Specialty Technology Solutions:	(in thousands)
Net sales, reported	$678,433	$729,834	(7.0)%
Foreign exchange impact (a)	8,702	—
Less: Acquisitions	(6,660)	—
Non-GAAP net sales	$680,475	$729,834	(6.8)%

Intelisys & Advisory:
Net sales, reported	$26,414	$22,765	16.0%
Foreign exchange impact (a)	3	—
Less: Acquisitions	(2,662)	—
Non-GAAP net sales	$23,755	$22,765	4.3%

Consolidated:
Net sales, reported	$704,847	$752,599	(6.3)%
Foreign exchange impact (a)	8,705	—
Less: Acquisitions	(9,322)	—
Non-GAAP net sales	$704,230	$752,599	(6.4)%

(a) Year-over-year net sales growth rate excluding the translation impact of changes in foreign currency exchange rates. Calculated by translating the net sales for the quarter ended March 31, 2025 into U.S. dollars using the average foreign exchange rates for the quarter ended March 31, 2024.

ScanSource, Inc. and Subsidiaries
Supplementary Information (Unaudited)
Net Sales by Revenue Type:

	Quarter ended March 31,
	2025	2024	% Change
	(in thousands)
Revenue by product/service:
Products and services	$665,229	$724,505	(8.2)%
Recurring revenue(a)	39,618	28,094	41.0%
	$704,847	$752,599	(6.3)%
(a) Recurring revenue represents primarily agency commissions, SaaS, subscriptions, and hardware rentals.

SCANSOURCE REPORTS THIRD QUARTER RESULTS

ScanSource, Inc. and Subsidiaries
Supplementary Information (Unaudited)

Net Sales by Geography:
	Quarter ended March 31,
	2025	2024	% Change
United States and Canada:	(in thousands)
Net sales, as reported	$656,964	$671,246	(2.1)%
Less: Acquisitions	(9,322)	—
Non-GAAP net sales	$647,642	$671,246	(3.5)%

Brazil:
Net sales, reported(a)	$47,883	$81,353	(41.1)%
Foreign exchange impact(b)	8,705	—
Non-GAAP net sales	$56,588	$81,353	(30.4)%

Consolidated:
Net sales, reported	$704,847	$752,599	(6.3)%
Foreign exchange impact(b)	8,705	—
Less: Acquisitions	(9,322)	—
Non-GAAP net sales	$704,230	$752,599	(6.4)%

(a) Countries outside of the United States, Canada and Brazil represent $0.1 million, or 0.2% of sales, for the quarter ended March 31, 2025 and $0.1 million, or 0.2% of sales, for the quarter ended March 31, 2024.

(b) Year-over-year net sales growth rate excluding the translation impact of changes in foreign currency exchange rates. Calculated by translating the net sales for the quarter ended March 31, 2025 into U.S. dollars using the average foreign exchange rates for the quarter ended March 31, 2024.

Free Cash Flow:
	Quarter ended March 31,		Nine months ended March 31,
	2025	2024	2025	2024
GAAP operating cash flow	$66,058	$160,152	$104,704	$316,908
Less: Capital expenditures	(1,420)	(2,420)	(5,769)	(7,285)
Free cash flow (non-GAAP)	$64,638	$157,732	$98,935	$309,623

SCANSOURCE REPORTS THIRD QUARTER RESULTS

ScanSource, Inc. and Subsidiaries
Supplementary Information (Unaudited)
(in thousands, except per share data)

Reconciliation of Other Non-GAAP Financial Information:

	Quarter ended March 31, 2025
	GAAP Measure	Intangible amortization expense	Change in fair value of contingent consideration	Acquisition & divestiture costs (a)	Restructuring costs	Insurance recovery, net	Tax recovery	Cyberattack restoration costs	Non-GAAP measure
	(in thousands, except per share data)
SG&A expenses	$69,698	$—	$—	$(204)	$—	$—	$1,820	$(71)	$71,243
Operating income	22,339	4,941	904	204	—	—	(1,820)	71	26,639
Pre-tax income	24,226	4,941	904	204	—	(756)	(1,820)	71	27,770
Net income	17,431	3,699	681	204	—	(570)	(1,201)	54	20,298
Diluted EPS	$0.74	$0.16	$0.03	$0.01	$—	$(0.02)	$(0.05)	$—	$0.86

	Quarter ended March 31, 2024
	GAAP Measure	Intangible amortization expense	Change in fair value of contingent consideration	Acquisition & divestiture costs (a)	Restructuring costs	Insurance recovery, net	Tax recovery	Cyberattack restoration costs	Non-GAAP measure
	(in thousands, except per share data)
SG&A expense	$66,574	$—	$—	$(511)	$(3,923)	$—	$515	$(93)	$66,485
Operating income	17,542	3,752	—	511	3,923	—	(515)	93	25,306
Pre-tax income	17,952	3,752	—	511	3,923	—	(515)	93	25,716
Net income	12,806	2,788	—	511	2,935	—	(1,648)	69	17,461
Diluted EPS	$0.50	$0.11	$—	$0.02	$0.12	$—	$(0.06)	$—	$0.69

(a) Acquisition and divestiture costs for the quarters ended March 31, 2025 and March 31, 2024 are generally nondeductible for tax purposes.
(b) Reflects gain on the sale of UK-based intY business. This transaction resulted in a capital loss for tax purposes. ScanSource did not record a tax provision on the capital loss since there were no offsetting capital gains.